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                                                                EXHIBIT 99


[LOGO]  REPUBLIC
        INDUSTRIES, INC.
                                             450 East Las Olas Boulevard
                                             Suite 1200
                                             Fort Lauderdale, Florida 33301
                                             954-713-5200
                                             954-713-2115 FAX



FOR IMMEDIATE RELEASE                       CONTACT: RON CASTELL
---------------------                                (954) 713-5355


             REPUBLIC INDUSTRIES TO ACQUIRE MAROONE AUTOMOTIVE GROUP


        Ft. Lauderdale, Florida (January 14, 1997)--Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has agreed to acquire Maroone Automotive Group, which owns and operates seven new and used vehicle dealerships. In connection with the transaction, Michael E. Maroone will become President of Republic's New Car Division.

        Maroone Automotive Group includes the fourth largest Chevrolet store, third largest Dodge location and largest Isuzu franchise in the United States. The group also owns Ford and Oldsmobile franchises. Six of the Maroone stores are located in South Florida and one is in Buffalo, New York.

        H. Wayne Huizenga, Chairman and Co-Chief Executive Officer of Republic, stated "The Maroone Automotive Group will be a key component of our vehicle retailing strategy. As part of this strategy, we plan to have new vehicle stores in markets where we are developing AutoNation USA. Maroone Automotive will enable us to add more major automotive brands as a complement to our used car megastores in South Florida."

        Mr. Huizenga continued, "We are extremely pleased to have someone with Mike Maroone's talent and experience as part of our management team. He is one of the most successful businessmen in the automotive industry. Mike and his father, Al Maroone, built a great operation with their innovative approach to retailing. We look forward to Mike's leadership in our new vehicle division."

        Mike Maroone commented, "We are very pleased about our upcoming association with Republic Industries and AutoNation. Their strategic plans, retail innovations and total commitment to their customers are a perfect fit for the culture we have created in the Maroone Automotive Group. I am also very excited about becoming President of Republic's fast growing new car business and working with their strong management team."

        The transaction, which is valued at approximately $200 million, includes the acquisition of Maroone's existing dealerships, new locations and franchises under development, and all related real estate and other ancillary businesses, in exchange for Republic common stock. The closing of the transaction is subject to customary conditions, including approval by appropriate manufacturers and regulatory agencies as well as by the Republic Board of Directors. The transaction will be accounted for as a pooling of interests.

        Republic is a diversified company operating in the automotive, solid waste, electronic security services and out-of-home media industries.


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